   As filed with the Securities and Exchange Commission on October 16, 2002.

                                                     Registration No. 333-90974
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                              AMENDMENT NO. 4 TO

                                   Form S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 Plains Exploration & Production Company/(1) /
            (Exact name of registrant as specified in its charter)

         Delaware/(1)/                      1311                 33-0430755
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                                (713) 739-6700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Timothy T. Stephens
   Executive Vice President of Administration, Secretary and General Counsel
                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                           Telephone: (713) 739-6700
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:

              Michael E. Dillard, P.C.          Gary L. Sellers, Esq.
               Julien R. Smythe, Esq.         Simpson Thacher & Bartlett
              Richard J. Wilkie, Esq.            425 Lexington Avenue
         Akin Gump Strauss Hauer & Feld LLP    New York, New York 10017
       711 Louisiana Street, Suite 1900-South Telephone: (212) 455-2000
                Houston, Texas 77002
             Telephone: (713) 220-5800

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

--------
(1) The registrant was previously a California limited partnership named "Plains Exploration & Production Company, L.P." which on September 18, 2002 converted to a Delaware corporation named "Plains Exploration & Production Company".

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                         Amount
                                                       to be Paid
                                                       ----------
              SEC registration fee.................... $    9,200
              NASD filing fee.........................     10,500
              New York Stock Exchange listing fee.....    179,400
              Printing and engraving expenses.........    450,000
              Legal fees and expenses.................    300,000
              Accounting fees and expenses............    400,000
              Blue Sky qualification fees and expenses      5,000
              Transfer agent and registrar fees.......      5,000
              Miscellaneous fees......................    140,900
                                                       ----------
                 Total................................ $1,500,000
                                                       ==========

Item 14.  Indemnification of Directors and Officers

    Our Certificate of Incorporation provides that we must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was one of our directors or officers or by reason of the fact that such director or officer, at our request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

    Additionally, our Bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the Delaware General Corporation Law (the "GCL"). Our Bylaws generally follow the language of
Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or those of another enterprise, or on information supplied to him by our officers or the officers of another enterprise in the course of their duties, or on the advice of our legal counsel or the legal counsel of another enterprise or on information or records given or reports made to us or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.

    Pursuant to Section 145 of the GCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in our right, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to us unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. We also have the power to purchase and maintain insurance for such persons.

    Although the above discussion summarizes the material provisions of our Certificate of Incorporation and Bylaws and Section 145 of the GCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

    Reference is also made to the Underwriting Agreement contained in Exhibit
1.1 hereto, which provides for the indemnification of our officers and directors against certain liabilities.

Item 15.  Recent Sales of Unregistered Securities

    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued, at an issue price of 98.376%, $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes were issued to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Fleet Securities, Inc. and Fortis Investment Services LLC in an exempt transaction under Rule 144A and Regulation S of the Securities Act of 1933, as amended. These notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future domestic restricted subsidiaries. We have agreed to file a registration statement with the SEC so that holders of these notes can exchange these notes for registered notes having substantially the same terms. We distributed the net proceeds of $195.3 million from the sale of these notes, together with $117.6 million in initial borrowings under our credit facility, to Plains Resources, which used the proceeds to:

   .  redeem its 10.25% senior subordinated notes;

   .  repay $25.0 million outstanding under its credit facility; and

   .  pay $0.9 million in fees related to its credit facility.

    Plains Exploration & Production Company has not sold any other securities, registered or otherwise, within the past three years.

Item 16.  Exhibits

    (a) Exhibits


Exhibit
Number                                        Description
------                                        -----------

 1.1*   Form of Underwriting Agreement.

 3.1*   Certificate of Incorporation.

 3.2*   Bylaws.

 4.1*   Form of Common Stock Certificate.

 4.2*   Indenture dated July 3, 2002 among Plains Exploration & Production Company, L.P.,
        Plains E&P Company, the Subsidiary Guarantors parties thereto, and JPMorgan Chase
        Bank, as Trustee.

 4.3*   Form of 8 3/4% Senior Subordinated Note (included in Exhibit 4.2).

 4.4*   Registration Rights Agreement dated July 3, 2002 among Plains Exploration & Production
        Company, L.P., Plains E&P Company, Aurgello Inc. and Plains Illinois.

 5.1**  Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1*   Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production
        Company, L.P. and Plains Resources Inc.

10.2*   Plains Exploration & Production Company, L.P. Transition Services Agreement dated July
        3, 2002 between Plains Exploration & Production Company, L.P. and Plains Resources
        Inc.

10.3*   Plains Resources Inc. Transition Services Agreement dated July 3, 2002 between Plains
        Resources Inc. and Plains Exploration & Production Company, L.P.

10.4*   Amended and Restated Tax Allocation Agreement dated October 2, 2002 between Plains
        Exploration & Production Company and Plains Resources Inc.

10.5*   Technical Services Agreement dated July 3, 2002 between Plains Exploration &
        Production Company, L.P. and Plains Resources Inc.

10.6*   Intellectual Property Agreement dated July 3, 2002 between Plains Exploration &
        Production Company, L.P. and Plains Resources Inc.

10.7*   Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production
        Company, L.P. and Plains Resources Inc.

10.8*   Purchase and Sale Agreement dated June 4, 1999, by and among Plains Resources Inc.,
        Chevron U.S.A., Inc., and Chevron Pipe Line Company.

10.9*   Crude Oil Marketing Agreement dated as of November 23, 1998 among Plains Resources
        Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains
        Marketing, L.P.

10.10*  Letter Agreement dated as of October 23, 2001 by and between Plains Marketing, L.P.
        and Stocker Resources, L.P.

10.11*  Credit Agreement dated July 3, 2002 among Plains Exploration & Production Company,
        L.P., JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office
        Chicago) and Fleet National Bank, as Syndication Agents, BNP Paribas and Fortis Capital
        Corp., as Documentation Agents, and the Lenders party thereto.

Exhibit
Number                                             Description
------                                             -----------

  10.12*   First Amendment, effective as of July 19, 2002, to Credit Agreement dated as of July 3,
           2002 among Plains Exploration & Production Company, L.P., as Borrower, JPMorgan
           Chase Bank, as administrative agent, Bank One, NA and Fleet National Bank, as
           Syndication Agents, BNP Paribas and Fortis Capital Corp., as Documentation Agents, and
           the Lenders party thereto.

  10.13*   Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
           Production Company and James C. Flores.

  10.14*   Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
           Production Company and John T. Raymond.

  10.15*   Employment Letter Agreement, dated as of August 20, 2002, between Plains Exploration &
           Production Company and Stephen A. Thorington.

  10.16*   Employment Letter Agreement, dated as of September 19, 2002, between Plains
           Exploration & Production Company and Timothy T. Stephens.

  10.17*   Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
           & Production Company and James C. Flores.

  10.18*   Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
           & Production Company and John T. Raymond.

  10.19*   Stock Appreciation Rights Agreement, dated as of September 3, 2002, between Plains
           Exploration & Production Company and Stephen A. Thorington.

  10.20*   Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
           & Production Company and Timothy T. Stephens.

  10.21*   Plains Exploration & Production Company 2002 Stock Incentive Plan.

  10.22*   Amendment No. 1 to Employee Matters Agreement, dated as of September 18, 2002, between Plains Resources Inc. and Plains Exploration & Production Company.

  10.23*   Omnibus Agreement dated as of November 17, 1998 among Plains Resources Inc., Plains
           All American Pipeline, L.P., Plains Marketing, L.P., All American Pipeline, L.P., and Plains
           Holdings Inc. (fka Plains All American Inc.).

  21.1*    Subsidiaries of Plains Exploration & Production Company.

  23.1*    Consent of PricewaterhouseCoopers LLP.

  23.2**   Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

  23.3*    Consent of Netherland, Sewell & Associates, Inc.

  23.4*    Consent of Ryder Scott Company.

  23.5*    Consent of H.J. Gruy and Associates, Inc.

  24.1*    Powers of Attorney (included on the signature page).


--------
*   Previously filed.

**  Filed herewith.


    (b) Financial Statements and Schedules

        None.

Item 17.  Undertakings

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on October 16, 2002.


                                              PLAINS EXPLORATION & PRODUCTION
                                              COMPANY

                                              By:      /s/ JAMES C. FLORES
                                                  -----------------------------
                                                         James C. Flores
                                                      Chairman of the Board
                                                   and Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


            Name                       Title                     Date
            ----                       -----                     ----

              *           Chairman of the Board and Chief  October 16, 2002
    ---------------------    Executive Officer (Principal
       James C. Flores            Executive Officer)

              *             Executive Vice President and   October 16, 2002
    ---------------------      Chief Financial Officer
    Stephen A. Thorington   (Principal Financial Officer)

              *               Senior Vice President--      October 16, 2002
    ---------------------      Accounting and Treasurer
     Cynthia A. Feeback     (Principal Accounting Officer)

              *                       Director             October 16, 2002
    ---------------------
        Jerry L. Dees

              *                       Director             October 16, 2002
    ---------------------
      Tom H. Delimitros

              *                       Director             October 16, 2002
    ---------------------
       John H. Lollar

    *By:
      /s/ JAMES C. FLORES
    ---------------------
       James C. Flores
      Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number                                           Description
------                                           -----------
   1.1*    Form of Underwriting Agreement.
   3.1*    Certificate of Incorporation.
   3.2*    Bylaws.
   4.1*    Form of Common Stock Certificate.
   4.2*    Indenture dated July 3, 2002 among Plains Exploration & Production Company, L.P.,
           Plains E&P Company, the Subsidiary Guarantors parties thereto, and JPMorgan Chase
           Bank, as Trustee.
   4.3*    Form of 8 3/4% Senior Subordinated Note (included in Exhibit 4.2).
   4.4*    Registration Rights Agreement dated July 3, 2002 among Plains Exploration & Production
           Company, L.P., Plains E&P Company, Aurgello Inc. and Plains Illinois.
   5.1**   Opinion of Akin Gump Strauss Hauer & Feld LLP.
  10.1*    Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production
           Company, L.P. and Plains Resources Inc.
  10.2*    Plains Exploration & Production Company, L.P. Transition Services Agreement dated July
           3, 2002 between Plains Exploration & Production Company, L.P. and Plains Resources
           Inc.
  10.3*    Plains Resources Inc. Transition Services Agreement dated July 3, 2002 between Plains
           Resources Inc. and Plains Exploration & Production Company, L.P.
  10.4*    Amended and Restated Tax Allocation Agreement dated October 2, 2002 between Plains
           Exploration & Production Company and Plains Resources Inc.
  10.5*    Technical Services Agreement dated July 3, 2002 between Plains Exploration &
           Production Company, L.P. and Plains Resources Inc.
  10.6*    Intellectual Property Agreement dated July 3, 2002 between Plains Exploration &
           Production Company, L.P. and Plains Resources Inc.
  10.7*    Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production
           Company, L.P. and Plains Resources Inc.
  10.8*    Purchase and Sale Agreement dated June 4, 1999, by and among Plains Resources Inc.,
           Chevron U.S.A., Inc., and Chevron Pipe Line Company.
  10.9*    Crude Oil Marketing Agreement dated as of November 23, 1998 among Plains Resources
           Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains
           Marketing, L.P.
  10.10*   Letter Agreement dated as of October 23, 2001 by and between Plains Marketing, L.P.
           and Stocker Resources, L.P.
  10.11*   Credit Agreement dated July 3, 2002 among Plains Exploration & Production Company,
           L.P., JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office
           Chicago) and Fleet National Bank, as Syndication Agents, BNP Paribas and Fortis Capital
           Corp., as Documentation Agents, and the Lenders party thereto.
  10.12*   First Amendment, effective as of July 19, 2002, to Credit Agreement dated as of July 3,
           2002 among Plains Exploration & Production Company, L.P., as Borrower, JPMorgan
           Chase Bank, as administrative agent, Bank One, NA and Fleet National Bank, as
           Syndication Agents, BNP Paribas and Fortis Capital Corp., as Documentation Agents, and
           the Lenders party thereto.

  10.13*   Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
           Production Company and James C. Flores.

  10.14*   Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
           Production Company and John T. Raymond..

  10.15*   Employment Letter Agreement, dated as of August 20, 2002, between Plains Exploration &
           Production Company and Stephen A. Thorington.

  10.16*   Employment Letter Agreement, dated as of September 19, 2002, between Plains
           Exploration & Production Company and Timothy T. Stephens.

Exhibit
Number                                             Description
------                                             -----------

  10.17*   Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
           & Production Company and James C. Flores.

  10.18*   Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
           & Production Company and John T. Raymond.

  10.19*   Stock Appreciation Rights Agreement, dated as of September 3, 2002, between Plains
           Exploration & Production Company and Stephen A. Thorington.

  10.20*   Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
           & Production Company and Timothy T. Stephens.

  10.21*   Plains Exploration & Production Company 2002 Stock Incentive Plan.

  10.22*   Amendment No. 1 to Employee Matters Agreement, dated as of September 18, 2002, between Plains Resources Inc. and Plains Exploration & Production Company.

  10.23*   Omnibus Agreement dated as of November 17, 1998 among Plains Resources Inc., Plains
           All American Pipeline, L.P., Plains Marketing, L.P., All American Pipeline, L.P., and Plains
           Holdings Inc. (fka Plains All American Inc.).
  21.1*    Subsidiaries of Plains Exploration & Production Company.
  23.1*    Consent of PricewaterhouseCoopers LLP.
  23.2**   Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
  23.3*    Consent of Netherland, Sewell & Associates, Inc.
  23.4*    Consent of Ryder Scott Company.
  23.5*    Consent of H.J. Gruy and Associates, Inc.
  24.1*    Powers of Attorney (included on the signature page).

--------
*   Previously filed.

**  Filed herewith.